Exhibit 99.1

BioTime’s CEO Michael West Presents 12 New ACTCellerateTM Cell Lines and New PureStemTM Products Slated for Launch in 2011 at GTCbio Stem Cell Conference Today

ALAMEDA, Calif.--(BUSINESS WIRE)--October 22, 2010--BioTime, Inc. (NYSE Amex:BTIM) announced that the Company’s CEO Dr. Michael West will present data today relating to 12 new cell lines, differentiation kits, and cell culture media at the GTCbio 4th Advances in Stem Cell Discovery and Development Conference in San Francisco, California. Dr. West’s presentation titled: “Fate Space Screening of Clonal Human ES-derived Embryonic Progenitor Cell Lines” will include a discussion of the Company’s proprietary bank of more than 140 diverse human cell types made from human embryonic stem cells, the company’s screening technology for discovering means of manufacturing human cell types, and the potential use of these cells for diverse new therapeutics and drug discovery.

During his lecture, Dr. West will describe the 12 new lines: B28, EN23, Z3, EN5, RASMO19, EN27, T42, SK47, SM2, SK46, T44, and SK44 that will be launched beginning November 1, 2010. He also will disclose new data on the cell lines: SK17 that have the potential to differentiate into cells that express renin and smooth muscle cell-related genes characteristic of the juxtaglomerular apparatus of the kidney, Z2 that when differentiated using a proprietary protocol expresses relatively high levels of the bone growth factor genes BMP2 and BMP7 (also known as osteogenic protein-1 (OP-1), and J16 that expresses preadipocyte markers of interest to researchers in cosmetic dermatology and type II diabetes.

In addition, Dr. West will disclose for the first time the Company’s PureStemTM technology, with which the Company plans to expand its product offerings in calendar year 2011. The PureStemTM technology utilizes the expression of exogenous transcriptional regulators to control the differentiation of human embryonic stem cells and induced plutipotent stem cells, and may potentially provide many new human cell types needed in regenerative medicine. BioTime is seeking patent protection for the PureStemTM technology.

Additional information about these new products will be found at www.embryome.com beginning on November 1, 2010. Dr. West’s presentation is available on BioTime’s website at www.biotimeinc.com.

The annual GTCbio Stem Cell Research & Therapeutics Conference provides information regarding cutting-edge developments in all areas of stem cell research including the biology, medicine, applications, regulations, and business of stem cells. This year’s conference will address recent developments in pre-clinical and clinical trials of stem cell therapy, regenerative medicine and tissue engineering, cancer stem cells, stem cell reprogramming, FDA and NIH policies regarding funding for stem cell research, and private funding from the pharmaceutical industry.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime’s majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has optioned its OpRegenTM retinal cell product for use in the treatment of Age-related Macular Degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. BioTime’s Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, having been one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com